Exhibit 10.41
EXAGEN INC.
February 21, 2020
Debra Zack, MD Ph.D.
Dear Dr. Zack,
I am pleased to confirm our offer for you to join Exagen Inc. as Chief Medical Officer with a start date of 3/24/2020. This offer is contingent upon the successful completion of a pre-employment background check and proof of work eligibility. This is an exempt position and will report to Ron Rocca. We are offering you a bi-weekly salary of $14,615.38 ($380,000.00 annualized).
You are eligible for achievement incentive compensation which will be contingent on you meeting certain performance goals. Your annual incentive compensation will be worth 45% of your annual salary and will be pro-rated in the first year to start date. In addition, you will receive 100,000 options to purchase the company's common stock contingent upon the approval of the Exagen Board of Directors, the timing of which will also be subject to the Board's discretion.
You are eligible to participate in the Exagen benefits program, a summary of which you will receive under separate cover. You will accrue 3 weeks (or 120 hours) of paid time off a year in addition to the ten holidays currently recognized by Exagen.
Exagen currently has a safe harbor 40l(k) plan and contributes an amount equal to 3% of your annual income into your 40l(k). There is no vesting period in the 40l(k). You must be employed by Exagen for 3 months before becoming eligible to participate in the 40l(k).
Employment at Will: This letter is intended to communicate certain terms and conditions of employment with Exagen Inc. but is not intended to be and should not be considered an employment contract. Your employment is not for a specific duration and may be terminated by you or Exagen Inc. at any time, for any reason or for no reason whatsoever, with or without notice and with or without cause unless otherwise specified by law. Your employment is "at will." The "at will" status of your employment may not be altered except by a separate written contract signed by the Chief Financial Officer of Exagen Inc. No one other than the Chief Financial Officer has the authority to enter into an employment contract with you.
I look forward to working with you as a member of the Exagen team. We are excited about the contributions you will make to the success of our company. If you have any further questions, please do not hesitate to contact me.
Sincerely,

I Accept the Offer Stated Above
/s/ Kamal Adawi	/s/ Debra Zack
Kamal Adawi	Debra Zack, MD Ph.D.
Chief Financial Officer